UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 26, 2005

iCURIE, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	333-64840 (Commission File Number)	91-2015441 (I.R.S. Employer Identification No.)
Espirito Santo Plaza
1395 Brickell Avenue, Suite 800
Miami, Florida 33131
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (305) 529-6290
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On August 26, 2005, iCurie Lab Holdings, Ltd. (“iCurie UK”), a wholly owned subsidiary of iCurie, Inc., entered into a contract with Mr. Won Gyu Moon to purchase the 54,619 shares of common stock of iCurie Lab, Inc. (the “Shares”) not presently owned by iCurie UK. The purchase price for the Shares was 2,046,638,345 Korean Won (approximately $1.99 million), plus an amount equal to certain transfer taxes in an aggregate amount of approximately 31,009,147 Korean Won (approximately $30,000), for a total amount payable by iCurie UK of 2,077,647,492 Korean Won (approximately $2.02 million). Mr. Moon agreed to acquire the Shares from Ms. Il Han Kim, the wife of Dr. Jeong Hyun Lee, Ph.D., a director and chief technology officer of iCurie, Inc. Ms. Kim in turn agreed to acquire the Shares from 14 individuals and entities (the “Minority Shareholders”). The transactions between (i) iCurie UK and Mr. Moon, (ii) Mr. Moon and Ms. Kim and (iii) Ms. Kim and the Minority Shareholders were consummated in one closing process, and neither Mr. Moon nor Ms. Kim realized any profit or received any commission or other form of remuneration in connection with the transactions, although iCurie UK agreed to reimburse such individuals for transfer taxes in the amount referred to above. The consummation of the sale of Shares to iCurie UK was completed on September 1, 2005. As a result of iCurie UK’s purchase of the Shares from Mr. Moon, iCurie Lab, Inc. became a wholly owned subsidiary of iCurie UK.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2005	iCURIE, INC.
	By:	/s/ Michael Karpheden
Michael Karpheden
Chief Financial Officer